Exhibit 99.1

Company Contact:

Jack Glenn

Chief Financial Officer

510-786-6890

Investor Contact:

EVC Group, Inc.

Doug Sherk/Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Thermage Reports Third Quarter Financial Results

and Provides Information Regarding Reliant’s Results

Hayward, Calif., November 10, 2008 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported financial results for the third quarter ended September 30, 2008. Reliant Technologies, Inc. also reported its financial results for the third quarter.

Thermage revenue for the third quarter of 2008 was $13.0 million, a decline of 6% from $13.9 million for the third quarter of 2007. Domestic revenue decreased 10% and international revenue fell 1% from the third quarter of 2007. Gross margin for the quarter was 75.4% as compared to 77.6% for the same period last year. Third quarter operating expenses declined from the prior year by $0.4 million, or 3%, to $10.6 million. Net loss for the quarter was $1.1 million, or $0.05 per share, compared to net income of $0.4 million, or $0.02 per diluted share, in the third quarter of 2007. The third quarter of 2008 included a $0.9 million loss, or $0.03 per share, associated with the company’s investment in a Lehman Brothers bond. Non-GAAP (1) net income for the third quarter of 2008 was $0.7 million, or $0.03 per diluted share, compared to non-GAAP (1) net income of $1.6 million, or $0.07 per diluted share, for the prior year period.

Third quarter 2008 revenue for Reliant totaled $19.9 million, 22% over the $16.3 million in revenue in the third quarter of the prior year. Reliant’s operating loss for the third quarter of 2008 was $1.6 million on a GAAP basis and included approximately $1.6 million in stock based compensation charges and approximately $1.1 million in transaction expenses related to the pending merger with Thermage.

On a combined pro forma basis, revenue for the third quarter of 2008 for both companies would have totaled $32.9 million. This represents a growth rate of approximately 9% from the pro forma combined revenue of the two companies of $30.1 million in the third quarter of 2007.

“This was a challenging quarter for the industry. The poor economic climate and tight credit conditions resulted in physicians delaying purchases and a slowdown in end-user demand,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer. “While Thermage revenue declined slightly from the prior year, our gross margin of 75% remains one of the highest in the industry. In addition, we exhibited good control of our operating expenses and generated approximately $1.4 million in cash from operations in the quarter.”

“Reliant’s growth for the quarter was the highest reported in the aesthetic energy device industry,” Mr. Fanning continued. “With growing acceptance of its Fraxel products and procedures for skin resurfacing and rejuvenation earlier, Reliant generated strong growth, despite the difficult environment. We are focused on closing the Reliant transaction and completing the integration as quickly as possible. The Reliant acquisition offers significant opportunities for an expanded market presence and cost synergies.”

“We anticipate that the environment will remain challenging. However, we believe that the merger of Thermage and Reliant joins the two leading brands and innovators in aesthetic device technology. Both companies have business models focused on generating substantial recurring revenue that should serve to help us weather current economic conditions and ultimately result in strengthening our leadership position in the industry,” concluded Mr. Fanning.

Due to the pending completion of the Reliant acquisition and the uncertain economic environment, Thermage is withdrawing previous guidance for full year 2008.

Non-GAAP Presentation

(1)	To supplement the condensed financial information presented on a GAAP basis, management has provided non-GAAP net income, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, loss on investments, and merger related costs, all net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PT (4:30 p.m. ET) on November 10, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-218-0530 for domestic participants and 303-262-2190 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. Both callers will need to use the Passcode 11120695#. An archived webcast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the pending merger with Reliant and related integration as well as the uncertain economic environment are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein including but not limited to market acceptance and demand of current and future products among physicians and patients, our ability to successfully integrate the operations of Reliant and realize synergies, the potential impact of general economic conditions on the demand for our products, risks inherent with third-party supply and distribution networks, risks inherent to future sales growth, and the ability to execute proposed initiatives. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2007, its Form 10-Q for the quarter ended June 30, 2008 and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Thermage and Reliant. In connection with the transaction, Thermage has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Thermage and Reliant. Investors and security holders of Thermage and Reliant are urged to read the proxy statement/prospectus/information statement when it becomes available because it will contain important information about Thermage, Reliant and the proposed transaction. The proxy statement/prospectus/information statement (when it becomes available), and any other documents filed by Thermage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Thermage by contacting Thermage Investor Relations by e-mail at IR@thermage.com or by telephone at (510) 259-7117. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenue	$13,020	$13,865	$47,132	$46,519
Cost of revenue	3,209	3,111	11,662	12,081

Gross margin	9,811	10,754	35,470	34,438

Operating expenses:
Sales and marketing	5,915	6,016	20,330	19,205
Research and development	2,150	2,282	7,054	6,980
General and administrative	2,575	2,695	10,173	8,162

Total operating expenses	10,640	10,993	37,557	34,347

Income (loss) from operations	(829)	(239)	(2,087)	91
Interest and other income	635	662	1,781	1,846
Loss on investments	(863)	—	(863)	—

Income (loss) before income taxes	(1,057)	423	(1,169)	1,937
Provision for income taxes	(89)	—	(175)	(147)

Net income (loss)	$(1,146)	$423	$(1,344)	$1,790

Net income (loss) per share — basic	$(0.05)	$0.02	$(0.06)	$0.08

Net income (loss) per share — diluted	$(0.05)	$0.02	$(0.06)	$0.07

Weighted average shares outstanding used in calculating net income (loss) per share:
Basic	24,067,548	23,364,409	23,861,079	23,151,949

Diluted	24,067,548	24,882,614	23,861,079	24,825,621

Thermage, Inc

NON-GAAP RECONCILIATION OF OPERATING INCOME (LOSS), NET INCOME (LOSS) AND NET INCOME

(LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Income (loss) from operations	$(829)	$(239)	$(2,087)	$91
Non-GAAP adjustments to income (loss) from operations:
Merger related costs	165	—	1,134	—
Stock-based compensation	887	1,222	2,789	3,705

Non-GAAP income from operations	$223	$983	$1,836	$3,796

GAAP net income (loss)	$(1,146)	$423	$(1,344)	$1,790
Non-GAAP adjustments to net income (loss):
Merger related costs, net of taxes	131	—	1,075	—
Loss on investments, net of taxes	863	—	863	—
Stock-based compensation, net of taxes	887	1,222	2,789	3,705

Non-GAAP net income	$735	$1,645	$3,383	$5,495

GAAP basic net income (loss) per share	$(0.05)	$0.02	$(0.06)	$0.08
Non-GAAP adjustments to basic income (loss) per share:
Merger related costs	0.01	—	0.05	—
Loss on investments	0.03	—	0.03	—
Stock-based compensation	0.04	0.05	0.12	0.16

Non-GAAP basic net income per share	$0.03	$0.07	$0.14	$0.24

Non-GAAP diluted net income per share	$0.03	$0.07	$0.14	$0.23

GAAP weighted average shares outstanding used in calculating basic net income (loss) per share	24,067,548	23,364,409	23,861,079	23,151,949
Adjustments for dilutive potential common stock	838,410	549,052	1,057,632	585,145

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	24,905,958	23,913,461	24,918,711	23,737,094

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$21,236	$13,650
Marketable investments	24,684	38,707
Accounts receivable, net	5,928	4,809
Inventories, net	6,823	6,639
Prepaid expenses and other current assets	1,401	1,782

Total current assets	60,072	65,587
Property and equipment, net	3,132	3,000
Notes and interest receivable	5,164	—
Other assets	1,784	140

Total assets	$70,152	$68,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$2,517	$1,341
Accrued liabilities	6,359	6,850
Current portion of deferred revenue	1,472	1,544
Customer deposits	57	18

Total current liabilities	10,405	9,753
Deferred revenue, net of current portion	529	601
Other liabilities	322	255

Total liabilities	11,256	10,609

Stockholders’ equity:
Common stock, $0.001 par value: 100,000,000 shares authorized 24,082,735 and 23,605,415 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	24	24
Additional paid-in capital	103,127	99,588
Deferred stock-based compensation	(2)	(4)
Accumulated other comprehensive income (loss)	(1,400)	19
Accumulated deficit	(42,853)	(41,509)

Total stockholders’ equity	58,896	58,118

Total liabilities and stockholders’ equity	$70,152	$68,727